As filed with the Securities and Exchange Commission on September 17, 1996
                                              Registration No. 333-________

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                ----------

                                  FORM S-8
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

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                        REGENT ASSISTED LIVING, INC.
           (Exact name of registrant as specified in its charter)

                                ----------

            OREGON                                       93-1171049
(State or other jurisdiction                            (IRS Employer
of incorporation or organization)                     Identification No.)

     2260 US Bancorp Tower
     111 SW Fifth Avenue
       Portland, Oregon                                      97204
     (Address of Principal                                (Zip Code)
      Executive Offices)

                                ----------

                        Regent Assisted Living, Inc.
       Bowen/Ekberg/Jacobsen/Gish/Roderick/Parfitt Stock Option Plan
                            (Full title of plan)

                              David R. Gibson
                    Vice President for Corporate Affairs
                        Regent Assisted Living, Inc.
                           2260 US Bancorp Tower
                            111 SW Fifth Avenue
                             Portland, OR 97204
                  (Name and address of agent for service)

 Telephone number, including area code, of agent for service: (503) 227-4000

                                  Copy to:

                               Todd A. Bauman
                              Stoel Rives LLP
                     900 S.W. Fifth Avenue, Suite 2300
                        Portland, Oregon 97204-1268

                      CALCULATION OF REGISTRATION FEE
- ----------------------------------------------------------------------------------
                                           Proposed       Proposed        Amount
                                           Maximum        Maximum         of
                         Amount            Offering       Aggregate       Regis-
Title of Securities      to Be             Price Per      Offering        tration
to Be Registered         Registered(1)     Share(2)       Price(2)        Fee
- ----------------------------------------------------------------------------------
Common Stock             170,000 Shares    $8.00          $1,040,000      $358.62
- ----------------------------------------------------------------------------------

(1) The shares registered herein are owned by Walter C. Bowen, who is the Chairman of the Board, Chief Executive Officer, President, and principal shareholder of the Registrant. The shares are subject to options granted by Mr. Bowen for the Registrant's benefit to certain officers and employees of the Registrant. Proceeds from the exercise of the options granted by Mr. Bowen will be retained by Mr. Bowen.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. Of the shares to be registered, 160,000 shares are subject to options with an exercise price of $6.00 per share, and 10,000 shares are subject to options with an exercise price of $8.00 per share.

                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents By Reference.
         ----------------------------------------

         The following documents filed by Regent Assisted Living, Inc.
(the "Company") with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

          (a) The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed;

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above; and

          (c) The description of the common stock of the Company contained in the Company's registration statement filed under Section 12 of the Exchange Act, including any amendment or report updating such description.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities.
         --------------------------

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.
         ---------------------------------------

         Not Applicable.

Item 6.  Indemnification of Directors and Officers.
         ------------------------------------------

         Article IV (the "Article") of the Company's Restated Articles of Incorporation requires the Company to indemnify directors to the fullest extent not prohibited by law. The right to and amount of indemnification will be ultimately subject to determination by a court that indemnification in the circumstances presented is consistent with public policy considerations and other provisions of the law. It is likely, however, that the Article would require indemnification at least to the extent that indemnification is authorized by the Oregon Business Corporation Act (the "Act"). The effect of the Act is summarized as follows:

          (a) The Act permits a corporation to grant a right of indemnification in respect of any pending, threatened or completed action, suit or proceeding (the "proceeding"), other than an action by or in the right of the corporation, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred, provided the person concerned acted in good faith and in a manner the person reasonably believed to be in or at least not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not permitted in connection with a proceeding in which a person is adjudged liable on the basis that personal benefit was improperly received, unless indemnification is permitted by a court upon a finding that the person is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances. The termination of a proceeding by judgment, order, settlement or conviction or upon plea of nolo contendere or its equivalent is not, of itself, determinative that the person did not meet the prescribed standard of conduct.

          (b) The Act permits a corporation to grant a right of indemnification in respect of any proceeding by or in the right of the corporation against the reasonable expenses (including attorneys' fees) incurred if the person concerned acted in good faith and in a manner the person reasonably believed to be in or at least not opposed to the best interests of the corporation, except that no indemnification may be granted if such person is adjudged to be liable to the corporation unless permitted by a court.

          (c) The corporation may not indemnify a person in respect of a proceeding described in (a) or (b) above unless it is determined in the specific case that indemnification is permissible because the person has met the prescribed standard of conduct by any one of the following: (i) the Board of Directors, by a majority vote of a quorum consisting of directors not at the time parties to the proceeding, (ii) if a quorum of directors not parties to the proceeding cannot be obtained, by a majority vote of a committee of two or more directors not at the time parties to the proceeding, (iii) by special legal counsel selected by the Board of Directors or such committee thereof, as described in (i) and (ii) above, or
(iv) by the shareholders. Indemnification can also be ordered by a court if the court determines that indemnification is fair in view of all of the relevant circumstances. Notwithstanding the foregoing, every person who has been wholly successful, on the merits or otherwise, in defense of a proceeding described in (a) or (b) above is entitled to be indemnified as a matter of right against reasonable expenses incurred in connection with the proceeding.

          (d) The corporation may pay for or reimburse the reasonable expenses incurred in defending a proceeding in advance of the final disposition thereof if the director or officer receiving the advance furnishes (i) a written affirmation of his or her good faith belief that he or she has met the prescribed standard of conduct and (ii) a written undertaking to repay the advance in the event indemnification is not authorized.

          The rights of indemnification described above are not exclusive of any other rights of indemnification to which officers or directors may be entitled under any statute, agreement, vote of shareholders, action of directors or otherwise. The Company has entered into agreements with each of its directors providing for indemnity and advancement of expenses to the fullest extent not prohibited by Oregon law.

Item 7.  Exemption From Registration Claimed.
         ------------------------------------

         Not Applicable.

Item 8.  Exhibits.
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         23.1  Consent of Coopers & Lybrand, LLP.

         24.1  Powers of Attorney.

Item 9.  Undertakings.
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         (a)   The undersigned registrant hereby undertakes:

               (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

               (2) For determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

               (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on September 16, 1996.

                            REGENT ASSISTED LIVING, INC.



                            By   WALTER C. BOWEN
                                -------------------------------------
                                 Walter C. Bowen
                                 President, Chief Executive Officer
                                 and Chairman of the Board


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 16, 1996.

       Signature                                 Title
       ---------                                 -----


WALTER C. BOWEN                   President, Chief Executive
- -----------------------------     Officer, Chairman of the Board and
Walter C. Bowen                   Director (Principal Executive Officer)


STEVEN L. GISH                    Chief Financial Officer, Treasurer,
- -----------------------------     Secretary and Director (Principal
Steven L. Gish                    Financial and Accounting Officer)


JAMES W. EKBERG*                  Director
- -----------------------------
James W. Ekberg


ERIC W. JACOBSEN*                 Director
- -----------------------------
Eric W. Jacobsen

PETER J. BRIX*                    Director
- -----------------------------
Peter J. Brix


GARY R. MAFFEI*                   Director
- -----------------------------
Gary R. Maffei


COREY M. SMITH*                   Director
- -----------------------------
Corey M. Smith


MARVIN S. HAUSMAN*                Director
- -----------------------------
Marvin S. Hausman



       *By STEVEN L. GISH
           --------------------------------
           Steven L. Gish, Attorney-in-Fact

                               EXHIBIT INDEX


Exhibit
Number         Document Description
- ------         --------------------

23.1        Consent of Coopers & Lybrand, LLP.

24.1        Powers of Attorney.